As filed with the Securities and Exchange Commission on December 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTUIT INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	77-0034661
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2700 Coast Avenue

Mountain View, CA 94043

(650) 944-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Credit Karma, Inc. 2015 Equity Incentive Plan

(Full Title of the Plan)

Kerry McLean

Executive Vice President, General Counsel and Corporate Secretary

Intuit Inc.

2700 Coast Avenue

Mountain View, California 94043

(650) 944-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.01 par value	4,298,127	$348.74	$1,498,928,809.98	$163,533.13

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents shares of Intuit Inc.’s common stock issuable pursuant to certain restricted stock units granted under the Credit Karma, Inc. 2015 Equity Incentive Plan (as amended, the “Plan”) that were outstanding prior to the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Intuit Inc., Credit Karma, Inc., Halo Merger Sub I, Inc., Halo Merger Sub II, LLC, and Shareholder Representative Services LLC and were adjusted and assumed by Intuit Inc. in connection with the closing of such transactions. This Registration Statement on Form S-8 also registers 2,300,246 shares of Intuit Inc.’s common stock that remain available for issuance under the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on November 25, 2020, which was $348.74.

EXPLANATORY NOTE

On February 24, 2020, Intuit Inc. (the “Registrant”), Credit Karma, Inc. (“Credit Karma”), two of the Registrant’s wholly owned subsidiaries, and Shareholder Representative Services LLC, as the securityholder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, through a series of mergers, Credit Karma became a wholly owned subsidiary of the Registrant, among other transactions contemplated therein (the “Transaction”). In connection with the Transaction, at the closing of the Transaction, the Registrant assumed the Credit Karma, Inc. 2015 Equity Incentive Plan (as amended, the “Plan”). In addition, pursuant to the Merger Agreement, at the effective time of the Transaction, certain unvested restricted stock units covering Credit Karma common stock that were outstanding as of immediately prior to the closing and granted under the Plan were adjusted and assumed by the Registrant and converted into restricted stock units covering the common stock, $0.01 par value, of the Registrant (“Registrant Common Stock” and such assumed restricted stock units, the “Assumed Awards”). This Registration Statement on Form S-8 registers an aggregate of 1,997,881 shares of Registrant Common Stock that may be issued pursuant to such Assumed Awards, as well as 2,300,246 shares of Registrant Common Stock that remain available for future issuance under the Plan.

2

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC,” or the “Commission”) and the instructions to Form S-8, such documents are not being filed with or included in this Form S-8 either (by incorporation by reference or otherwise).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Intuit Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or referenced in this registration statement. We incorporate by reference into this registration statement the documents listed below and any future filings that we may make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, filed by the Registrant with the Commission on August 31, 2020 (Registration No. 000-21180);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2020, filed by the Registrant with the Commission on November 19, 2020 (File No. 000211-80);

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on October 20, 2020 and November 19, 2020 (with respect to Item 8.01 only) (File Nos. 000-21180); and

(d)

the portions of the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on November 25, 2020 (File No. 000-21180), that are incorporated by reference into the Registrant’s Annual Report referred to above.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports or other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report, or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus supplement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent of the law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•

the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, our subsidiaries) at the request of the Registrant, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;

•	the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by the Registrant’s Bylaws;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);

•	the rights conferred in the Registrant’s Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and

•	the Registrant may not retroactively amend the Registrant’s Bylaw provisions in a way that is adverse to such directors, officers and employees.

The Registrant’s policy is to enter into indemnity agreements with each of its directors and executive officers and each of its subsidiaries’ directors and executive officers. The agreements provide that the Registrant will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Registrant’s Bylaws. In addition, the indemnity agreements provide that the Registrant will advance expenses (including attorneys’ fees) actually and reasonably incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant’s Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:

•

for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

•	for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;

•

with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;

•

on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•

on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnification provision in the Registrant’s Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

The indemnity agreements with the Registrant’s officers and directors require the Registrant to maintain director and officer liability insurance to the extent reasonably available. The Registrant currently maintains a director and officer liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits on page 6, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1*	Legal Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page)

99.1*	Credit Karma, Inc. 2015 Equity Incentive Plan, as amended

99.2*	Form of Restricted Stock Unit Agreement under the Credit Karma, Inc. 2015 Equity Incentive Plan

99.3*	Form of Restricted Stock Unit Agreement under the Credit Karma, Inc. 2015 Equity Incentive Plan

99.4*	Form of Dividend Equivalent Agreement under the Credit Karma, Inc. 2015 Equity Incentive Plan

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 3, 2020.

INTUIT INC.

By:	/s/ Michelle M. Clatterbuck
Michelle M. Clatterbuck
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sasan K. Goodarzi, Michelle M. Clatterbuck and Mark J. Flournoy and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sasan K. Goodarzi	President, Chief Executive Officer and Director	December 3, 2020
Sasan K. Goodarzi	(Principal Executive Officer)

/s/ Michelle M. Clatterbuck	Executive Vice President and Chief Financial Officer	December 3, 2020
Michelle M. Clatterbuck	(Principal Financial Officer)

/s/ Mark J. Flournoy	Senior Vice President and Chief Accounting Officer	December 3, 2020
Mark J. Flournoy	(Principal Accounting Officer)

/s/ Eve Burton	Director	December 3, 2020
Eve Burton

/s/ Scott D. Cook	Director	December 3, 2020
Scott D. Cook

/s/ Richard Dalzell	Director	December 3, 2020
Richard Dalzell

/s/ Deborah Liu	Director	December 3, 2020
Deborah Liu

/s/ Tekedra Mawakana	Director	December 3, 2020
Tekedra Mawakana

/s/ Suzanne Nora Johnson	Director	December 3, 2020
Suzanne Nora Johnson

/s/ Dennis D. Powell	Director	December 3, 2020
Dennis D. Powell

/s/ Brad D. Smith	Chairman of the Board of Directors	December 3, 2020
Brad D. Smith

/s/ Thomas Szkutak	Director	December 3, 2020
Thomas Szkutak

/s/ Raul Vazquez	Director	December 3, 2020
Raul Vazquez

/s/ Jeff Weiner	Director	December 3, 2020
Jeff Weiner